EXHIBIT 99.1

AntriaBio Appoints Nektar's Chief Financial Officer to its Board of Directors

LOUISVILLE, CO – (Marketwired) – October 9, 2017 – AntriaBio, Inc. ("AntriaBio or the "Company") (OTCQB: ANTB), a biopharmaceutical company specializing in the development of innovative drug therapies for patients with metabolic diseases, announced today the appointment of Gil Labrucherie to its Board of Directors ("Board"). Mr. Labrucherie is currently Senior Vice President, Chief Financial Officer of Nektar Therapeutics (Nasdaq: NKTR) and will serve as Chairman of the Company's Audit Committee.

Nevan Elam, Chairman and Chief Executive Officer stated, "Gil is a fantastic addition to our Board. He is a talented, multi-faceted professional who will assist us as we advance the Company and prepare to list on a national stock exchange. We are truly fortunate to have Gil join our Board."

Mr. Labrucherie brings more than 20 years of professional experience to the Company and most recently, he served as Senior Vice President, General Counsel and Secretary of Nektar from 2007 to 2016.

"I am pleased to join AntriaBio's board of directors at a pivotal time when the Company is poised for significant growth," said Mr. Labrucherie.  "Over the course of my career, I have been fortunate to serve in senior leadership roles in different organizations across a variety of functions including finance, business development, strategy and legal. I look forward to bringing my experience to the Company as a new director."

Mr. Labrucherie began his career as an associate in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati.  Mr. Labrucherie received his J.D. from University of California Boalt Hall School of Law, where he was a member of the California Law Review and Order of the Coif, and received his B.A. from the University of California, Davis.  Mr. Labrucherie is a member of the State Bar of California and is a Certified Management Accountant.

About AntriaBio, Inc.

AntriaBio is a patient-centric biopharmaceutical growth company specializing in the development of innovative drug therapies for patients with diabetes and metabolic diseases. For more information visit: www.antriabio.com.

Forward-Looking Statements

This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Noopur Liffick
VP of Corporate Development
 (650) 549-4175
investor-relations@antriabio.com

Source: AntriaBio Inc.